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                                                                   EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

      Daedalus Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is Daedalus Enterprises, Inc. Daedalus Enterprises, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 13, 1969.

      2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation, and has been duly adopted in accordance with Sections 242 and 245.

      3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

            FIRST.  The name of the corporation is Sensys Technologies Inc.

            SECOND. Its registered office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

            THIRD. The nature of the business and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, without limitation, research, development and manufacturing.

            FOURTH. The total number of shares of Common Stock which the corporation shall have authority to issue is five million (5,000,000) and the par value of each of such shares is $0.01, amounting to fifty thousand dollars ($50,000.00).

            FIFTH.  [RESERVED]

            SIXTH. [RESERVED]

            SEVENTH.  The corporation is to have perpetual existence.

            EIGHTH. The private property of the stockholders shall not be subject to the


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      payment of corporate debts to any extent whatever.

            NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

            To make, alter or repeal the bylaws of the corporation.

            To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

            To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

            By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committee shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

            When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

            TENTH. Meetings of stockholders may be held outside the State of Delaware, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by ballot unless the bylaws of the corporation shall so provide.

            ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are

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      granted subject to this reservation.

            TWELFTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 or Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            THIRTEENTH: A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or
      (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law of the State of Delaware. Any repeal or modification of this Article THIRTEENTH by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the corporation existing at the time of such repeal or modification.

      IN WITNESS WHEREOF, the undersigned corporation has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation this 9th day of June, 1998.

                                           /s/ Thomas R. Ory
                                          ------------------------------
                                          Thomas R. Ory
                                          President (authorized officer)


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Acknowledged:

/s/  Lloyd A. Semple
--------------------------
Lloyd A. Semple, Secretary

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